Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, Chairman, President & CEO
1515 Arapahoe Street		Nancy Buese, Senior VP and CFO
Tower 2, Suite 700		Dan Campbell, VP of Finance & Treasurer
Denver, CO 80202	Phone:	(866) 858-0482
	E-mail:	investorrelations@markwest.com

MarkWest Announces New $700 Million Revolving Credit Facility

DENVER—July 1, 2010—MarkWest Energy Partners, L.P. (NYSE:MWE) announced today the execution of a new $700 million senior secured revolving credit facility with a syndicate of banks led by Wells Fargo Securities, LLC and RBC Capital Markets as Joint Lead Arrangers and Joint Lead Bookrunners.

Other banks participating in the credit facility include BNP Paribas, Morgan Stanley Bank, N.A., and U.S. Bank National Association as Documentation Agents; Bank of America, N.A., Barclays Bank PLC, Compass Bank, JPMorgan Chase Bank, N.A., SunTrust Bank, and UBS Loan Finance as Senior Managing Agents; and Capital One, N.A., Comerica Bank, Credit Suisse AG, Cayman Islands Branch, Natixis, and Sumitomo Mitsui Banking Corporation as Participants.

The new revolving credit facility, which matures in July 2015, amends and restates the Partnership’s existing $435.6 million revolving credit facility.

“We are pleased to enter into this new revolving credit facility that provides us with additional financial flexibility to continue pursuing our growth strategy, lowers our borrowing costs, and maintains key financial covenants substantially unchanged from our previous credit facility,” stated Frank Semple, Chairman, President and Chief Executive Officer.  “We appreciate the support of a strong lender group, several of whom have maintained relationships with MarkWest for many years.”

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MarkWest Energy Partners, L.P. is a master limited partnership engaged in the gathering, transportation, and processing of natural gas; the transportation, fractionation, marketing, and storage of natural gas liquids; and the gathering and transportation of crude oil. MarkWest has extensive natural gas gathering, processing, and transmission operations in the southwest, Gulf Coast, and northeast regions of the United States, including the Marcellus Shale, and is the largest natural gas processor in the Appalachian region.

This press release includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements.  Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.  The forward-looking statements involve risks and uncertainties that affect our operations, financial performance, and other factors as discussed in our filings with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are those risks discussed in the periodic reports we file with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2009. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  We do not undertake any duty to update any forward-looking statement except as required by law.